EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

GAINSCO, INC, 401(k) Plan:

We consent to the incorporation by reference in the registration statements (No. 333-33590 and No. 333-34164) on Form S-8 of GAINSCO, INC. of our report dated June 18, 2004, with respect to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003, annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.

/s/ KPMG LLP

Dallas, Texas

June 25, 2004